Exhibit 10.39
SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (this “Sixth Amendment”) is made as of the 11th day of November, 2019, between McKnight Cranberry III, L.P., (“Landlord”), and Aesynt Incorporated (“Tenant”).

WHEREAS, Landlord and Tenant are parties to that certain Lease dated December 21, 2001 (the “Original Lease”), a certain First Amendment to Lease dated April 8, 2005 (the “First Amendment”), a certain Second Amendment to Lease dated April 21, 2008 (the “Second Amendment”), a certain Third Amendment to Lease dated January 11, 2011 (the “Third Amendment”), a certain Fourth Amendment to Lease dated October 29, 2013 (the “Fourth Amendment”), and a certain Fifth Amendment to Lease dated April 18, 2017 (the “Fifth Amendment”) pursuant to which Tenant leases, prior to this Sixth Amendment, approximately 116,258 rentable square feet (“Existing Premises”) of a certain building located at 500 Cranberry Woods Drive, Cranberry Township, Pennsylvania (“Building”);

WHEREAS, the Original Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment are collectively referred to herein as the “Lease”;

WHEREAS, the Term of the Lease is scheduled to expire on December 31, 2028;
WHEREAS, Landlord and Tenant desire to amend the Lease to (i) expand the Existing Premises by adding thereto Suite 170 containing 3,186 rentable square feet on the 1st floor of the Building as depicted on Sixth Amendment Exhibit A attached hereto and made a part of this Sixth Amendment and the Lease (“Sixth Amendment Expansion Premises”), and (ii) revise certain other provisions of the Lease in accordance with the terms of this Sixth Amendment;
WHEREAS, Tenant’s obligations under the Lease have been guaranteed by Omnicell, Inc., a Delaware corporation, for and to the benefit of Landlord pursuant to a certain Guaranty executed by Omnicell, Inc. (“Guaranty Agreement”), and Omnicell, Inc. joins in the execution of this Sixth Amendment to (i) acknowledge its consent to this Sixth Amendment and (ii) to confirm and agree that its obligations set forth in the Guaranty Agreement shall extend to Landlord and be applicable to the Lease, as amended by this Sixth Amendment.

NOW THEREFORE, in consideration for the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Landlord and Tenant, intending to be legally bound hereby, agree that the following modifications shall be made to the Lease:

1.Recitals. The foregoing recitals are incorporated herein by reference and made a part of this Sixth Amendment as though fully set forth herein. All capitalized terms used but not otherwise defined or re-defined in this Sixth Amendment shall have the meaning ascribed to them in the Lease. For purposes of this Sixth Amendment, the term “Sixth Amendment Commencement Date” shall mean the date on which Landlord delivers possession of the Sixth Amendment Expansion Premises to Tenant in “as-is”, broom clean condition and free of debris as required in Section 5 of this Sixth Amendment. Subject to timely execution and delivery of this Sixth Amendment by and between Landlord and Tenant, the Sixth Amendment Commencement Date shall occur on or about December 1, 2019. The term “Sixth Amendment Rent Commencement Date” shall mean one hundred fifty (150) days after the Sixth Amendment Commencement Date. Landlord and Tenant shall, within ten (10) days after the written request of either, execute a letter acknowledging the dates on which the Sixth Amendment Commencement Date and the Sixth Amendment Rent Commencement Date occurred, provided, however, the failure to do so will not affect the determination of such dates.

2.Premises. Effective on and after the Sixth Amendment Commencement Date, the term “Premises” when referred to in this Sixth Amendment and in the Lease shall mean 119,444 rentable square feet consisting of (i) the Existing Premises containing 116,258 rentable square feet on a portion of the 1st floor and all of the rentable square feet on the 2nd, 3rd, and 4th floors of the Building, and (ii) the Sixth Amendment Expansion Premises containing 3,186 rentable square feet on the 1st floor of the Building, so that, on and after the Sixth Amendment Commencement Date, the Premises shall contain all of the rentable square feet in the Building.

3.Base Rent.

(a)Prior to the Sixth Amendment Rent Commencement Date, Tenant shall continue to pay Base Rent in the amount set forth in the Lease (see paragraph 4 of the Fifth Amendment). Notwithstanding anything to the contrary contained in the Lease, on and after the Sixth Amendment Rent Commencement Date, Tenant shall, subject to the Base Rent deduction granted to Tenant pursuant to Section 3(b) of this Sixth Amendment below, pay to Landlord Base Rent for the Premises in monthly installments on the first day of each calendar month, in advance, without offset or deduction of any kind, as follows:

(i) $258,795.33 per month (based on an annual rate of $26.00 per rentable square foot of the Premises) during the period of the Lease Term beginning on Sixth Amendment Rent Commencement Date and ending on December 31, 2020;

(ii) $261,283.75 per month (based on an annual rate of $26.25 per rentable square foot of the Premises) during the period of the Lease Term beginning on January 1, 2021 and ending on December 31, 2021;

(iii) $263,772.17 per month (based on an annual rate of $26.50 per rentable square foot of the Premises) during the period of the Lease Term beginning on January 1, 2022 and ending on December 31, 2022;

(iv) $268,749.00 per month (based on an annual rate of $27.00 per rentable square foot of the Premises) during the period of the Lease Term beginning on January 1, 2023 and ending on December 31, 2023;

(v) $271,237.42 per month (based on an annual rate of $27.25 per rentable square foot of the Premises) during the period of the Lease Term beginning on January 1, 2024 and ending on December 31, 2024;

(vi) $273,725.83 per month (based on an annual rate of $27.50 per rentable square foot of the Premises) during the period of the Lease Term beginning on January 1, 2025 and ending on December 31, 2025;

(vii) $278,702.67 per month (based on an annual rate of $28.00 per rentable square foot of the Premises) during the period of the Lease Term beginning on January 1, 2026 and ending on December 31, 2026;

(viii) $281,191.08 per month (based on an annual rate of $28.25 per rentable square foot of the Premises) during the period of the Lease Term beginning on January 1, 2027 and ending on December 31, 2027; and

(ix) $283,679.50 per month (based on an annual rate of $28.50 per rentable square foot of the Premises) during the period of the Lease Term beginning on January 1, 2028 and ending on December 31, 2028.

(b)Notwithstanding the foregoing to the contrary, Tenant shall be entitled to deduct from the first payment(s) of Base Rent owing after the Sixth Amendment Rent Commencement Date an amount equal to the Tenant Improvement Allowance as set forth in Section 5 of this Sixth Amendment below.

4.Tenant’s Share and Operating Cost Base Year. Prior to the Sixth Amendment Rent Commencement Date, Tenant’s Share shall remain at 97.33%. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant acknowledge and agree that, beginning on the Sixth Amendment Rent Commencement Date and ending on the Expiration Date, Tenant’s Share shall be 100% (119,444 / 119,444). Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant acknowledge and agree that beginning on January 1, 2020, and ending on the Expiration Date, the Operating Costs Base Year shall be Calendar Year 2020.

5.Condition of Premises, Tenant Improvement Allowance. Tenant has inspected the Sixth Amendment Expansion Premises, is familiar with the condition of the Sixth Amendment Expansion Premises and accepts the Sixth Amendment Expansion Premises and the Existing Premises in current “as-is” condition, with all faults and without any work or improvement required of Landlord other than to deliver the same in broom clean condition and free of debris. Notwithstanding anything to the contrary set forth in the Lease, Landlord shall not be responsible for performing any demolition, or any work or improvements to or at the Sixth Amendment Expansion Premises or the Existing Premises, except for Landlord’s repair and maintenance and other operational obligations under the Lease.

On and after the Sixth Amendment Commencement Date, Tenant shall, at Tenant's sole cost and expense, perform all necessary demolition work and install all improvements, fixtures and equipment in the Premises as reasonably required by Tenant for the conduct of Tenant's business ("Tenant's Work").

All Tenant’s Work shall be (i) completed in accordance with the plans and specifications approved by Landlord; (ii) completed in accordance with all applicable laws, statutes, ordinances, codes, rules and regulations, including all permitting and approval requirements; (iii) carried out promptly in a good and workmanlike manner; (iv) comprised of all new materials and finishes at least equivalent in quality and quantity to materials and finishes existing at the Building and in accordance with the provisions of Article 15 of the Lease regarding Tenant’s Alterations; and (v) free of defect in materials and workmanship. Tenant shall prepare and obtain Landlord’s approval of the plans and specifications for Tenant's Work prior to commencing Tenant’s Work. Landlord's approval of the plans and specifications shall not be unreasonably withheld, delayed or conditioned and shall not be deemed to be a representation or warranty with regard to the sufficiency or compliance of the plans and specifications or the Tenant's Work. Once Tenant submits its plans and specifications to Landlord for approval, Landlord shall respond with approval or comments within ten (10) business days. If Landlord shall fail to respond within said ten (10) business day period, Tenant’s plans and specifications shall be deemed approved as submitted. Tenant shall provide Landlord with proof of insurance for the performance by Tenant or its contractors of all of Tenant’s Work as required in Exhibit C, Article V, Section D of the Lease. Tenant shall pay for all damage to the Premises, Building and Land caused by Tenant or Tenant’s contractors in the performance of Tenant’s Work. Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s agents from any claims, damages, injury, costs and expenses including, but not limited to mechanic’s liens, arising as a result of Tenant’s Work or any defect in design, material or workmanship of any Tenant’s Work. The architect and contractor for the planning and construction of Tenant's Work shall be subject to Landlord’s reasonable approval. Landlord hereby approves The Design Alliance Architects as Tenant’s architect and Bridges & Company, Inc. as Tenant’s contractor.

Landlord shall contribute, as deduction from Base Rent by Tenant pursuant to Section 3.(b) of this Sixth Amendment above, an amount equal to a fraction, the numerator of which is the number of days remaining in the Lease Term after the Sixth Amendment Commencement Date and the denominator of which is 4,120 (which 4,120 is the number of days during the period of the Lease Term beginning on the Fifth Amendment Commencement Date of September 15, 2017, and ending on the Expiration Date of December 31, 2028) times $127,440.00 (which $127,440.00 is $40.00 per square foot of rentable area of the Sixth Amendment Expansion Premises) ("Tenant Improvement Allowance"). Tenant shall have the right to use the Tenant Improvement Allowance to pay the costs associated with Tenant's Work at the Premises, which shall include (i) all hard costs to complete Tenant's Work (such as labor and materials, general conditions, rubbish removal, utilities, building permits, inspections fees, insurance and the like), (ii) all soft costs to complete Tenant's Work (such as architectural and engineering fees, and the cost of plans and specifications), (iii) construction management fees, and (iv) any sales tax levied on the Tenant's Work.

6.Termination of Lobby License Agreement. Effective as of the Sixth Amendment Commencement Date, Landlord and Tenant acknowledged and agree that the Lobby License Agreement dated April 1, 2018, between Landlord, as Licensor therein, and Tenant, as Licensee therein, shall be terminated and rendered null and void. It is understood that, effective as of the Sixth Amendment Commencement Date and for so long as Tenant shall lease all rentable area of the Building, Tenant shall have the right to use of the lobby of the Building for the currently installed reception desk, without charge, subject to access by Landlord as provided in the Lease.

7.Internal Reorganization. Landlord agrees that Guarantor is an Affiliate for purposes of Section 21.4.1 of the Lease and that an assignment of the Lease to Guarantor in connection with an internal reorganization shall not require prior notice to or further consent of Landlord, as long as Tenant provides Landlord with a written assignment and assumption agreement whereby Guarantor agrees to be bound by the Lease and perform all obligations and duties of Tenant under the Lease. If Tenant’s rights and obligations under the Lease are assigned to Guarantor in connection with an internal reorganization, such that Guarantor becomes the Tenant under the Lease, then as of the effective date of such reorganization, the Guaranty shall be terminated and of no further force or effect with respect to matters first arising from and after the effective date of the reorganization, as long as Guarantor provides Landlord with a statement that the assignment is not part of a stepped transaction whereby Guarantor is transferring Guarantor’s assets or taking on liabilities which would reduce Landlord’s recourse against Guarantor and Guarantor’s net worth immediately following the assignment is equal to or greater than Guarantor’s net worth immediately prior to the assignment.

8.Brokers. Tenant was represented in the transaction evidenced by this Sixth Amendment by Newmark Knight Frank, a licensed real estate broker (“Tenant’s Broker”). Landlord also was represented in the transaction evidenced by this Sixth Amendment by CBRE (Ralston Merchant) (“Landlord’s Broker”). Landlord shall be solely responsible for paying the commission or fee owed to the Tenant’s Broker and the Landlord’s Broker in accordance with a mutually acceptable separate commission agreement. Each party to this Sixth Amendment shall indemnify, defend and hold harmless the other party from and against any and all claims asserted against such other indemnified party by any other real estate broker, finder or intermediary claiming representation of the indemnifying party (excluding, with regard to Tenant, Tenant’s Broker and the Landlord’s Broker) in connection with this Sixth Amendment.

9.Effect. All other terms, conditions, covenants, agreements and provisions contained in the Lease that are not revised by or in conflict with the terms of this Sixth Amendment shall remain in full force and effect and are hereby ratified and confirmed by Landlord and Tenant to the extent consistent with this Sixth Amendment.

10.No Offer. The submission of this Sixth Amendment to Tenant or its broker or other agent does not constitute an offer. This Sixth Amendment shall have no force or effect until: (a) it is executed and delivered by Tenant to Landlord; and (b) it is executed and delivered by Landlord to Tenant.

(signatures on next page, remainder of page blank)

IN WITNESS WHEREOF, Landlord and Tenant have caused this Sixth Amendment to be executed as of the date first written above.

LANDLORD:
MCKNIGHT CRANBERRY III, L.P.
		By:	McKnight Cranberry III GP, LLC, General Partner
ATTEST

By:	/s/ Cynthia Paul	By:	/s/ William C. Rudolph
Cynthia Paul			William C. Rudolph, Managing Member
(Please print name and title)

TENANT:
ATTEST		AESYNT INCORPORATED, a Delaware corporation
By:	/s/ Sara Scheuerlein
Sara Scheuerlein, Sr. Corporate Counsel
(Please print name and title)		By:	/s/ Joseph B. Spears
Joseph B. Spears, President & CEO
(Please print name and title)

Omnicell, Inc., a Delaware corporation, acknowledges and agrees that (i) Omnicell, Inc. hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the Guaranty Agreement for and to the benefit of Landlord; (ii) Omnicell, Inc. acknowledges, confirms, and agrees that the Guaranty Agreement shall remain in full force and effect for and to the benefit of Landlord with respect to the Lease, as amended by this Sixth Amendment; and (iii) Omnicell, Inc. agrees to all of the terms and conditions of this Sixth Amendment and to the terms and provisions of the Lease, as amended by this Sixth Amendment.

GUARANTOR:
OMNICELL, INC., a Delaware corporation

By:	/s/ Peter J. Kuipers
Peter J. Kuipers, EVP & Chief Financial Officer
(Please print name and title)

SIXTH AMENDMENT EXHIBIT A

CONFERENCE 1
CONFERENCE 2
11'-8"
CONFERENCE 2
5'-0"
BREAK ROOM
CASEWORK &
NEW PLUMBING
CASEWORK
BUILT-IN
AWARDS
DISPLAY
CASEWORK
LAB 2
STORAGE
LAB 1
TELCO
23'-4 7/8"
LAB 3
CASEWORK
STAIR
7'-1"
12'-9"
12'-9"
7'-1"